Exhibit 99.1

Cable One Reports Second Quarter 2020 Results

August 6, 2020 – Phoenix, Arizona – (BUSINESS WIRE) – Cable One, Inc. (NYSE: CABO) (the “Company” or “Cable One”) today reported financial and operating results for the quarter ended June 30, 2020.

Cable One completed the acquisition of Fidelity Communications Co.’s data, video and voice business and certain related assets (collectively, “Fidelity”) on October 1, 2019. The results for the three months ended June 30, 2020 discussed below and presented in the tables within this press release include Fidelity operations, while the results for the comparable prior year period do not, including any discussion of consolidated results or performance.

Second Quarter 2020 Highlights:

●

Total revenues were $328.3 million in the second quarter of 2020 compared to $285.7 million in the second quarter of 2019, an increase of 14.9%. Residential data revenues increased 23.5% and business services revenues increased 17.5% year-over-year.

●

Net income was $62.5 million in the second quarter of 2020, an increase of 71.8% year-over-year. Adjusted EBITDA(1) was $163.2 million, an increase of 18.6% year-over-year. Net profit margin was 19.0% and Adjusted EBITDA margin(1) was 49.7%.

●

Net cash provided by operating activities was $153.7 million in the second quarter of 2020, an increase of 42.2% year-over-year. Adjusted EBITDA less capital expenditures(1) was $84.5 million in the second quarter of 2020 compared to $73.7 million in the second quarter of 2019.

●

Residential data primary service units (“PSUs”) grew by over 145,000, or 23.7%, year-over-year and by over 44,000, or 6.2%, sequentially, which excluded approximately 2,000 residential data PSUs that were considered to be high risk for disconnection. Business services PSUs grew by nearly 15,000, or 13.0%, year-over-year.

●	In May 2020, the Company completed a public offering of its common stock and received total net proceeds of $469.8 million.

●

In an effort to help ease the financial burden and provide continued connectivity for its customers and communities impacted by the COVID-19 pandemic, beginning in March 2020, the Company initially committed to do the following for 60 days under the Federal Communication Commission’s Keep Americans Connected Pledge: waive late charges and suspend disconnection of data services for residential and business customers who are unable to pay their bill due to disruptions caused by the pandemic and open free public Wi-Fi hotspots in local office parking lots and other public areas across its footprint, which are in place at nearly 140 locations. These commitments were scheduled to conclude on June 30, 2020; however, the Company continued to waive late charges for residential and small business data and voice customers through July 31, 2020 and has extended access to its free public Wi-Fi hotspots through the end of 2020.

●

Other actions taken by the Company beginning in March 2020 to assist customers and the communities it serves during the COVID-19 pandemic included discontinuing charging data overage fees, which was later extended through the end of June 2020; offering a low-cost 15 Megabit per second residential data plan for $10 per month for the first three months of service to help low-income families and those most impacted by the pandemic, which is available through December 31, 2020; donating more than $300,000 for community relief efforts and supporting various other local relief efforts; and partnering with communities, hospitals, medical centers and other essential institutions to address their broadband connection needs and challenges. The Company also revised a majority of its residential data plans to provide 50 to 300 Gigabits of additional data based on the plan as of July 1, 2020, and the Company continues to work with residential and small business data and voice customers who have been harmed financially by the COVID-19 pandemic to keep them connected by offering flexible payment plans.

(1) Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures are defined in the section of this press release entitled “Use of Non-GAAP Financial Measures.” Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, Adjusted EBITDA margin is reconciled to net profit margin and Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities. Refer to the “Reconciliations of Non-GAAP Measures” tables within this press release.

Second Quarter 2020 Financial Results Compared to Second Quarter 2019

Revenues increased $42.7 million, or 14.9%, to $328.3 million for the second quarter of 2020, including $33.1 million from Fidelity operations. The remaining increase was driven primarily by organic residential data and business services revenue growth, partially offset by decreases in organic residential video, residential voice and other revenues. For the second quarter of 2020 and 2019, residential data revenues comprised 50.0% and 46.5% of total revenues and business services revenues comprised 17.8% and 17.4% of total revenues, respectively. Certain actions taken by the Company in response to the COVID-19 pandemic, including temporarily discontinuing charging data overage fees, waiving late charges and suspending collection activities, which reduced reconnect fees, negatively impacted consolidated revenues by $7.9 million in the second quarter of 2020. This negative impact on consolidated revenues, of which $5.0 million was associated other revenues, was mostly offset by a larger-than-usual quarterly gain in residential data customers and the associated increase in residential data revenues related to the COVID-19 pandemic.

Operating expenses (excluding depreciation and amortization) were $106.0 million in the second quarter of 2020 compared to $95.7 million in the second quarter of 2019. Operating expenses as a percentage of revenues were 32.3% for the second quarter of 2020 compared to 33.5% for the year-ago quarter. The increase in operating expenses was primarily attributable to $10.3 million of additional expenses related to Fidelity operations and a $3.6 million increase in labor costs, partially offset by a $2.9 million decrease in programming expenses. On a consolidated basis, operating expenses for the second quarter of 2020 reflect $3.9 million of increased labor costs and other operating expenses as a result of the COVID-19 pandemic.

Selling, general and administrative expenses were $65.0 million for the second quarter of 2020 and increased $4.9 million, or 8.1%, compared to the second quarter of 2019. Selling, general and administrative expenses as a percentage of revenues were 19.8% and 21.0% for the second quarter of 2020 and 2019, respectively. The increase in selling, general and administrative expenses was primarily attributable to $6.1 million of additional expenses related to Fidelity operations and a $4.3 million increase in bad debt expense, partially offset by decreases of $3.1 million in health insurance costs and $2.6 million in rebranding costs. The lower health insurance costs were due to reduced claims activity in connection with stay-at-home orders issued during the pandemic. On a consolidated basis, selling, general and administrative expenses for the second quarter of 2020 reflect $3.0 million of additional expenses primarily attributable to higher bad debt expense estimates resulting from the COVID-19 pandemic.

Depreciation and amortization expense was $65.6 million for the second quarter of 2020, including $11.0 million attributable to Fidelity operations, and increased $10.7 million, or 19.6%, compared to the second quarter of 2019. As a percentage of revenues, depreciation and amortization expense was 20.0% for the second quarter of 2020 compared to 19.2% for the second quarter of 2019.

Interest expense decreased $1.9 million, or 10.3%, to $16.6 million, driven primarily by lower interest rates, partially offset by additional outstanding debt and higher interest rate swap settlement expense.

Other income of $1.7 million in the second quarter of 2020 consisted of interest and investment income. Other expense of $9.6 million in the second quarter of 2019 consisted of a $6.5 million call premium related to the redemption of the Company’s previously outstanding senior notes and $4.9 million of debt issuance cost write-offs, partially offset by interest and investment income.

Income tax provision was $13.2 million in the second quarter of 2020 compared to $9.6 million in the prior year quarter. The effective tax rate was 17.4% and 20.8% for the second quarter of 2020 and 2019, respectively. The decrease in the effective tax rate was due primarily to a $2.8 million increase in income tax benefits attributable to the net operating loss carryback provision of the Coronavirus Aid, Relief, and Economic Security Act enacted in response to the COVID-19 pandemic and a $1.0 million increase in income tax benefits attributable to equity-based compensation awards.

Net income was $62.5 million in the second quarter of 2020 compared to $36.4 million in the prior year quarter.

Adjusted EBITDA was $163.2 million and $137.6 million for the second quarter of 2020 and 2019, respectively, an increase of 18.6%. Capital expenditures for the second quarter of 2020 totaled $78.7 million, including capital expenditures for Fidelity operations, compared to $63.9 million for the second quarter of 2019. Adjusted EBITDA less capital expenditures for the second quarter of 2020 was $84.5 million compared to $73.7 million in the prior year quarter.

COVID-19 Impacts

The COVID-19 pandemic and the Company's associated responses negatively impacted Adjusted EBITDA by $14.9 million during the three months ended June 30, 2020, primarily driven by a decrease in revenues from the suspension of data overage fees, late charges and reconnect fees, reduced advertising revenues and diminished growth in business services revenues, coupled with higher labor costs and bad debt expense. These negative Adjusted EBITDA impacts were mostly offset by a greater-than-usual quarterly gain in residential data customers and the associated increase in residential data revenues as well as a largely unexpected reduction of certain expenses that resulted from shelter-in-place orders and the Company’s expanded work-from-home program during the three months ended June 30, 2020.

The Company expects the negative impacts associated with the actions it took in response to the pandemic to continue into the third quarter of 2020, due primarily to reduced data overage fees, late charges and reconnect fees during the early part of the third quarter and elevated labor costs throughout the third quarter. However, the increase in residential data revenues associated with the significant number of residential data customers acquired during the second quarter of 2020 is anticipated to partially offset these reduced revenues and additional costs. In addition, the Company faces various uncertainties related to the impact of the COVID-19 pandemic on the overall economy and the Company’s business, including whether it is able to sustain continued customer growth, its level of bad debt expense, and if some of the unexpected expense reductions realized during the second quarter of 2020 will continue or if those expenses will return to more normal levels as certain areas of the country ease pandemic-related restrictions.

The Company continues to monitor the evolving situation caused by the COVID-19 pandemic, and it may take further actions required by governmental authorities or that it determines are prudent to support the well-being of its associates, customers, suppliers, business partners and others. The degree to which the COVID-19 pandemic impacts the Company’s operations, business, financial results and financial condition will depend on future developments, which are highly uncertain, continuously evolving and cannot be predicted. This includes, but is not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, potential legislative or regulatory efforts to impose new requirements on our data services and how quickly and to what extent normal economic and operating conditions can resume.

Accordingly, the Company’s results and financial condition discussed herein may not be indicative of its future results and trends. Refer to the section entitled “Risks Factors” in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2020 (the “Second Quarter 2020 Form 10-Q”) for additional risks the Company faces due to the COVID-19 pandemic.

Liquidity and Capital Resources

At June 30, 2020, the Company had $642.6 million of cash and cash equivalents on hand compared to $125.3 million at December 31, 2019. The Company’s debt balance was $1.7 billion and $1.8 billion at June 30, 2020 and December 31, 2019, respectively. The Company had $321.3 million available for borrowing under its revolving credit facility as of June 30, 2020.

In May 2020, the Company completed a public offering of 287,500 shares of its common stock for total net proceeds of $469.8 million, after deducting underwriting discounts and offering expenses. The Company used a portion of the net proceeds to repay in full its outstanding revolver borrowings of $100 million in May 2020. The Company expects to use the remainder of the proceeds for general corporate purposes, including acquisitions and strategic investments.

The Company paid $13.6 million in dividends to stockholders during the second quarter of 2020. On August 4, 2020, the Company’s Board of Directors approved a $0.25 per share increase in the Company’s quarterly dividend to $2.50 per share of common stock to be paid on September 4, 2020 to holders of record as of August 18, 2020.

Conference Call

Cable One will host a conference call with the financial community to discuss results for the second quarter 2020 on Thursday, August 6, 2020, at 5 p.m. Eastern Time (ET).

Stockholders, analysts and other interested parties may register for the conference in advance at http://dpregister.com/10146143. Those unable to pre-register may join the call via the live audio webcast on the Cable One Investor Relations website or by dialing 1-844-378-6483 (Canada: 1-855-669-9657/International: 1-412-542-4178) shortly before 5 p.m. ET.

A replay of the call will be available from Thursday, August 6, 2020 until Thursday, August 20, 2020 on the Cable One Investor Relations website.

Additional Information Available on Website

The information in this press release should be read in conjunction with the condensed consolidated financial statements and notes thereto contained in the Second Quarter 2020 Form 10-Q, which will be posted on the “SEC Filings” section of the Cable One Investor Relations website at ir.cableone.net when it is filed with the Securities and Exchange Commission (the “SEC”). Investors and others interested in more information about Cable One should consult the Company’s website, which is regularly updated with financial and other important information about the Company.

Use of Non-GAAP Financial Measures

The Company uses certain measures that are not defined by generally accepted accounting principles in the United States (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA are non-GAAP financial measures and should be considered in addition to, not as superior to, or as a substitute for, net income, net profit margin, net cash provided by operating activities or capital expenditures as a percentage of net income reported in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, Adjusted EBITDA margin is reconciled to net profit margin and capital expenditures as a percentage of Adjusted EBITDA is reconciled to capital expenditures as a percentage of net income. Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities. These reconciliations are included in the “Reconciliations of Non-GAAP Measures” tables within this press release.

“Adjusted EBITDA” is defined as net income plus interest expense, income tax provision, depreciation and amortization, equity-based compensation, severance expense, (gain) loss on deferred compensation, acquisition-related costs, (gain) loss on asset sales and disposals, system conversion costs, rebranding costs, other (income) expense and other unusual expenses, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s business as well as other non-cash or special items and is unaffected by the Company’s capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the Company’s cash cost of debt financing. These costs are evaluated through other financial measures.

“Adjusted EBITDA margin” is defined as Adjusted EBITDA divided by total revenues.

“Adjusted EBITDA less capital expenditures,” when used as a liquidity measure, is calculated as net cash provided by operating activities excluding the impact of capital expenditures, interest expense, income tax provision, changes in operating assets and liabilities, change in deferred income taxes and other unusual expenses, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release.

“Capital expenditures as a percentage of Adjusted EBITDA” is defined as capital expenditures divided by Adjusted EBITDA.

The Company uses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA to assess its performance, and it also uses Adjusted EBITDA less capital expenditures as an indicator of its ability to fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the measure used in the leverage ratio calculations under the Company’s credit facilities to determine compliance with the covenants contained in the Company’s credit agreement. Adjusted EBITDA and capital expenditures are also significant performance measures used by the Company in its annual incentive compensation program. Adjusted EBITDA does not take into account cash used for mandatory debt service requirements or other non-discretionary expenditures, and thus does not represent residual funds available for discretionary uses.

The Company believes that Adjusted EBITDA, Adjusted EBITDA margin and capital expenditures as a percentage of Adjusted EBITDA are useful to investors in evaluating the operating performance of the Company. The Company believes that Adjusted EBITDA less capital expenditures is useful to investors as it shows the Company’s performance while taking into account cash outflows for capital expenditures and is one of several indicators of the Company’s ability to service debt, make investments and/or return capital to its stockholders.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures, capital expenditures as a percentage of Adjusted EBITDA and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in the Company’s industry, although the Company’s measures of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA may not be directly comparable to similarly titled measures reported by other companies.

About Cable One

Cable One, Inc. (NYSE: CABO) is a leading broadband communications provider serving more than 900,000 residential and business customers in 21 states through its Sparklight® and Clearwave™ brands. Sparklight provides consumers with a wide array of connectivity and entertainment services, including high-speed internet and advanced Wi-Fi solutions, cable television and phone service. Sparklight Business and Clearwave provide scalable and cost-effective products for businesses ranging in size from small to mid-market, in addition to enterprise, wholesale and carrier customers.

Contacts

Trish Niemann	Steven Cochran
Senior Director, Corporate Communications	Senior Vice President and Chief Financial Officer
602-364-6372	investor_relations@cableone.biz
patricia.niemann@cableone.biz

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about the Company’s industry, business, strategy, dividend policy, financial results and financial condition as well as anticipated impacts from the COVID-19 pandemic on the Company and future responses. Forward-looking statements often include words such as “will,” “should,” “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. The Company’s actual results may vary materially from those expressed or implied in its forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by the Company or on its behalf. Important factors that could cause the Company’s actual results to differ materially from those in its forward-looking statements include government regulation, economic, strategic, political and social conditions and the following factors, which are discussed in the Company’s latest Annual Report on Form 10-K and the Second Quarter 2020 Form 10-Q as filed with the SEC:

●	the duration and severity of the COVID-19 pandemic and its effects on the Company’s business, financial condition, results of operations and cash flows;
●	rising levels of competition from historical and new entrants in the Company’s markets;
●	recent and future changes in technology;
●	the Company’s ability to continue to grow its business services products;
●	increases in programming costs and retransmission fees;
●	the Company’s ability to obtain hardware, software and operational support from vendors;
●	the effects of any acquisitions and strategic investments by the Company;
●	risks that the Company’s rebranding may not produce the benefits expected;
●	damage to the Company’s reputation or brand image;
●	risks that the implementation of the Company’s new enterprise resource planning system disrupts business operations;
●	adverse economic conditions;
●	the integrity and security of the Company’s network and information systems;
●	the impact of possible security breaches and other disruptions, including cyber-attacks;
●	the Company’s failure to obtain necessary intellectual and proprietary rights to operate its business and the risk of intellectual property claims and litigation against the Company;
●	the Company’s ability to retain key employees;
●	legislative or regulatory efforts to impose network neutrality and other new requirements on the Company’s data services;
●	additional regulation of the Company’s video and voice services;
●	the Company’s ability to renew cable system franchises;
●	increases in pole attachment costs;
●	changes in local governmental franchising authority and broadcast carriage regulations;
●	the potential adverse effect of the Company’s level of indebtedness on its business, financial condition or results of operations and cash flows;
●	the restrictions the terms of the Company’s indebtedness place on its business and corporate actions;
●	the possibility that interest rates will rise, causing the Company’s obligations to service its variable rate indebtedness to increase significantly;
●	the Company’s ability to incur future indebtedness;
●	fluctuations in the Company’s stock price;
●	the Company’s ability to continue to pay dividends;
●	dilution from equity awards and potential stock issuances;
●	provisions in the Company’s charter, by-laws and Delaware law that could discourage takeovers and limit the judicial forum for certain disputes and the liabilities for directors; and
●

the other risks and uncertainties detailed from time to time in the Company’s filings with the SEC, including but not limited to its latest Annual Report on Form 10-K and the Second Quarter 2020 Form 10-Q as filed with the SEC.

Any forward-looking statements made by the Company in this communication speak only as of the date on which they are made. The Company is under no obligation, and expressly disclaims any obligation, except as required by law, to update or alter its forward-looking statements, whether as a result of new information, subsequent events or otherwise.

CABLE ONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended June 30,
(dollars in thousands, except per share data)	2020	2019	$ Change	% Change
Revenues:
Residential data	$164,015	$132,824	$31,191	23.5%
Residential video	87,328	84,033	3,295	3.9%
Residential voice	12,120	10,705	1,415	13.2%
Business services	58,469	49,759	8,710	17.5%
Other	6,371	8,329	(1,958)	(23.5)%
Total Revenues	328,303	285,650	42,653	14.9%
Costs and Expenses:
Operating (excluding depreciation and amortization)	106,028	95,688	10,340	10.8%
Selling, general and administrative	64,994	60,103	4,891	8.1%
Depreciation and amortization	65,584	54,835	10,749	19.6%
Loss on asset sales and disposals, net	988	910	78	8.6%
Total Costs and Expenses	237,594	211,536	26,058	12.3%
Income from operations	90,709	74,114	16,595	22.4%
Interest expense	(16,615)	(18,516)	1,901	(10.3)%
Other income (expense), net	1,655	(9,632)	11,287	(117.2)%
Income before income taxes	75,749	45,966	29,783	64.8%
Income tax provision	13,209	9,571	3,638	38.0%
Net income	$62,540	$36,395	$26,145	71.8%

Net Income per Common Share:
Basic	$10.72	$6.41	$4.31	67.2%
Diluted	$10.63	$6.35	$4.28	67.4%
Weighted Average Common Shares Outstanding:
Basic	5,831,796	5,673,669	158,127	2.8%
Diluted	5,883,417	5,730,238	153,179	2.7%

Unrealized loss on cash flow hedges and other, net of tax	$(9,459)	$(33,970)	$24,511	(72.2)%
Comprehensive income	$53,081	$2,425	$50,656	NM

NM = Not meaningful.

CABLE ONE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(dollars in thousands, except par values)	June 30, 2020	December 31, 2019
Assets
Current Assets:
Cash and cash equivalents	$642,552	$125,271
Accounts receivable, net	41,351	38,452
Income taxes receivable	14,263	2,146
Prepaid and other current assets	19,638	15,619
Total Current Assets	717,804	181,488
Property, plant and equipment, net	1,233,419	1,201,271
Intangible assets, net	1,290,106	1,312,381
Goodwill	429,597	429,597
Other noncurrent assets	72,524	27,094
Total Assets	$3,743,450	$3,151,831

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued liabilities	$152,840	$136,993
Deferred revenue	25,333	23,640
Current portion of long-term debt	28,945	28,909
Total Current Liabilities	207,118	189,542
Long-term debt	1,699,525	1,711,937
Deferred income taxes	303,353	303,314
Interest rate swap liability	184,182	78,612
Other noncurrent liabilities	25,726	26,857
Total Liabilities	2,419,904	2,310,262

Stockholders' Equity
Preferred stock ($0.01 par value; 4,000,000 shares authorized; none issued or outstanding)	-	-
Common stock ($0.01 par value; 40,000,000 shares authorized; 6,175,399 and 5,887,899 shares issued; and 6,019,834 and 5,715,377 shares outstanding as of June 30, 2020 and December 31, 2019, respectively)	62	59
Additional paid-in capital	527,641	51,198
Retained earnings	1,085,793	980,355
Accumulated other comprehensive loss	(162,242)	(68,158)
Treasury stock, at cost (155,565 and 172,522 shares held as of June 30, 2020 and December 31, 2019, respectively)	(127,708)	(121,885)
Total Stockholders' Equity	1,323,546	841,569
Total Liabilities and Stockholders' Equity	$3,743,450	$3,151,831

CABLE ONE, INC.
RECONCILIATIONS OF NON-GAAP MEASURES
(Unaudited)

	Three Months Ended June 30,
(dollars in thousands)	2020	2019	$ Change	% Change
Net income	$62,540	$36,395	$26,145	71.8%
Net profit margin	19.0%	12.7%

Plus: Interest expense	$16,615	$18,516	$(1,901)	(10.3)%
Income tax provision	13,209	9,571	3,638	38.0%
Depreciation and amortization	65,584	54,835	10,749	19.6%
Equity-based compensation	3,426	3,082	344	11.2%
Severance expense	-	15	(15)	(100.0)%
Loss on deferred compensation	206	78	128	164.1%
Acquisition-related costs	1,293	871	422	48.5%
Loss on asset sales and disposals, net	988	910	78	8.6%
System conversion costs	647	777	(130)	(16.7)%
Rebranding costs	311	2,902	(2,591)	(89.3)%
Other (income) expense, net	(1,655)	9,632	(11,287)	(117.2)%
Adjusted EBITDA	$163,164	$137,584	$25,580	18.6%
Adjusted EBITDA margin	49.7%	48.2%

Less: Capital expenditures	$78,659	$63,861	$14,798	23.2%
Capital expenditures as a percentage of net income	125.8%	175.5%
Capital expenditures as a percentage of Adjusted EBITDA	48.2%	46.4%

Adjusted EBITDA less capital expenditures	$84,505	$73,723	$10,782	14.6%

	Three Months Ended June 30,
(dollars in thousands)	2020	2019	$ Change	% Change
Net cash provided by operating activities	$153,695	$108,116	$45,579	42.2%
Capital expenditures	(78,659)	(63,861)	(14,798)	23.2%
Interest expense	16,615	18,516	(1,901)	(10.3)%
Amortization of debt issuance costs	(1,106)	(1,291)	185	(14.3)%
Income tax provision	13,209	9,571	3,638	38.0%
Changes in operating assets and liabilities	(9,332)	(2,851)	(6,481)	227.3%
Increase in deferred income taxes	(10,719)	(4,545)	(6,174)	135.8%
Loss on deferred compensation	206	78	128	164.1%
Acquisition-related costs	1,293	871	422	48.5%
Severance expense	-	15	(15)	(100.0)%
Write-off of debt issuance costs	-	(4,207)	4,207	(100.0)%
System conversion costs	647	777	(130)	(16.7)%
Rebranding costs	311	2,902	(2,591)	(89.3)%
Other (income) expense, net	(1,655)	9,632	(11,287)	(117.2)%
Adjusted EBITDA less capital expenditures	$84,505	$73,723	$10,782	14.6%

CABLE ONE, INC.
OPERATING STATISTICS
(Unaudited)

	As of June 30,		Change
(in thousands, except percentages and ARPU data)	2020	2019	Amount	%
Homes Passed	2,344	2,133	211	9.9%

Residential Customers(1)	876	742	134	18.0%

Data PSUs(1)	758	613	145	23.7%
Video PSUs	276	293	(17)	(5.9)%
Voice PSUs	98	94	4	4.6%
Total residential PSUs(1)	1,132	1,000	132	13.2%

Business Customers	86	76	9	12.1%

Data PSUs	80	69	11	15.9%
Video PSUs	14	15	(1)	(8.2)%
Voice PSUs	35	30	5	17.0%
Total business services PSUs	129	114	15	13.0%

Total Customers(1)	962	819	143	17.5%
Total non-video(1)	672	508	164	32.2%
Percent of total(1)	69.9%	62.1%

Data PSUs(1)	838	682	156	22.9%
Video PSUs	290	308	(18)	(6.0)%
Voice PSUs	133	124	9	7.6%
Total PSUs(1)	1,261	1,114	147	13.2%

Penetration
Data(1)	35.8%	32.0%		3.8%
Video	12.4%	14.5%		(2.1)%
Voice	5.7%	5.8%		(0.1)%

Share of Second Quarter Revenues
Residential data	50.0%	46.5%		3.5%
Business services	17.8%	17.4%		0.4%
Total	67.8%	63.9%		3.9%

ARPU - Second Quarter
Residential data(2)	$73.80	$71.80	$2.00	2.8%
Residential video(2)	$102.95	$93.43	$9.52	10.2%
Residential voice(2)	$40.35	$37.32	$3.03	8.1%
Business services(3)	$228.11	$218.77	$9.34	4.3%

Note:	All totals, percentages and year-over-year changes are calculated using exact numbers. Minor differences may exist due to rounding.
(1)	Amount as of June 30, 2020 excluded approximately 2,000 residential data customers or PSUs, as applicable, considered to be high risk for disconnection because payments have not been made since activation.
(2)

Average monthly revenue per unit (“ARPU”) values represent the applicable quarterly residential service revenues (excluding installation and activation fees) divided by the corresponding average of the number of PSUs at the beginning and end of each period, divided by three, except that for any new PSUs added as a result of an acquisition occurring during the period, the associated ARPU values represent the applicable residential service revenues (excluding installation and activation fees) divided by the pro-rated average number of PSUs during such period.

(3)

ARPU values represent quarterly business services revenues divided by the average of the number of business customer relationships at the beginning and end of each period, divided by three, except that for any new business customer relationships added as a result of an acquisition occurring during the period, the associated ARPU values represent business services revenues divided by the pro-rated average number of business customer relationships during such period.